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                                                                 EXHIBIT 10.1(a)

                              KONA GRILL LETTERHEAD

Donald Dempsey
13785 Wood Lane
Minnetonka, Minnesota 55305

            RE:   EMPLOYMENT TERMS

Dear Don:

      The purpose of this letter is to set forth the Employment Terms regarding your employment by Kona Grill, Inc., a Delaware corporation (the "Company") and you as the ("Executive").

      1. Duties. Effective May 1, 2004, Executive shall be appointed by the Board as the President and Chief Executive Officer of the Company.

      2. Term. Executive shall be employed subject to the election of both parties.

      3. Compensation. Executive's base salary shall be $250,000 per annum. The Board shall increase Executive's base salary by 20% per year during the second and third year of employment.

      4. Stock Options. The Company will grant Executive stock options to purchase 676,408 shares in the common stock at the appraised fair market value as of May 1, 2004. This number of shares represent 5% of the total issued and outstanding stock, including stock options on a fully diluted basis. The stock options will vest as follows:
            May 1, 2004, 169,102 shares; May 1, 2005, 169,102 shares; May 1,
            2006, 169,102 shares; May 1, 2007, 169,102.

      5. Bonus Options. Beginning May 1, 2005, the Board shall grant Executive additional options for 25,000 shares at the then fair value each at the end of each calendar year if the average annual volume for all new restaurants opened by the Company in that year equals or exceeds $4,500,000 on an annualized basis. Only restaurants that have been opened four months or more will qualify, in the calculation. The bonus options shall be 25,000 shares per year, unless otherwise agreed upon by the Board.

      6. Benefits. Executive will receive all benefits, including health insurance, as granted to other senior executives of the Company. The Company will agree to pay all cost for health insurance for Executive and Executive's family.

      7. Termination. It is agreed that Executive is employed at will and may be terminated with or without cause at any time upon ninety (90) days prior written notice.

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      8.    Confidentiality and Non-Compete. Executive will sign the attached
            Confidentiality and Non-Compete Agreement that all officers and managers sign that are employees of the Company.

      9. Governing Law. This Agreement shall be governed by the laws of the State of Arizona.

      If you agree with the foregoing, please execute in the space provided below. We look forward to a long and rewarding relationship.

                                           KONA GRILL, INC.

                                           By: /s/ Marcus Jundt
                                               ---------------------------------
                                               Marcus Jundt
                                               Chairman

                                           By: /s/ Donald Dempsey
                                               ---------------------------------
                                               Donald Dempsey
                                               Executive